Exhibit 10.1

Senior Management Compensation Plan

To conserve cash during a critical time in the development of Imagify, while at the same time providing senior management with incentives to remain with the Company through the PDUFA date for Imagify (February 28, 2009), the Board of Directors has adopted the following Senior Management Compensation Plan (the “Plan”):

1.  Employees Affected.  The Plan applies to all employees with the title of Vice President or above (herein referred to as “Senior Management”).

2.   Senior Team Base Salary Reductions.  Effective on adoption of the Plan by the Compensation Committee (July 16, 2008, or the “Effective Date”), the base salary of each member of Senior Management will be reduced by 10%.  This reduction will remain in effect until the completion of the first financing or other fundraising in the form of debt, equity or upfront licensing fees in excess of $10,000,000 obtained by the Company after the PDUFA date for Imagify or an acquisition of the Company (a “Qualified Financing”).

3.  Retention Bonus and Options for Senior Team Base Salary Reductions.

a)  Cash Bonus.  Each member of Senior Management who is still employed by the Company on completion of the Qualified Financing will receive a cash bonus equal to the total amount of base salary forgone as a result of the senior team base salary reduction.

b)  Options.  Each member of Senior Management will be granted options on the Effective Date.  The number of options will be that number necessary so that the total value of options granted to each member of Senior Management (determined using a Black-Scholes calculation) is equal to the total amount of base salary such member of Senior Management would forgo through the PDUFA date under the Plan. The options will have a 10-year life and vest in full upon completion of the Qualified Financing. Members of Senior Management must be employed at Acusphere at the time of the Qualified Financing to be eligible for vesting.

4.  Retention Bonus and Options for Additional Larger Reductions.  Members of Senior Management may elect to take additional base salary reductions in exchange for a larger cash retention bonus and option grant.  For reductions of 20%, for every dollar of pay cut there will be two dollars of cash retention bonus and twice the level of option grants. All terms of such additional bonuses and option grants would be the same as described above for the senior team base salary reduction.